GulfMark
Offshore, Inc.

Notice of
Annual Meeting of
Stockholders and
Proxy Statement

Annual Meeting

May 18, 2006
GulfMark Offshore, Inc.
10111 Richmond Avenue, Suite 340
Houston, Texas 77042

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GulfMark Offshore, Inc. (the "Company") will be held in the GulfMark Offshore, Inc. offices at 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, on Thursday, May 18, 2006 at 9:00 A.M., Central Daylight Time, for the following purposes:

1. To elect a Board of seven (7) directors.

2. To vote on a proposal to ratify the selection of UHY Mann Frankfort Stein & Lipp CPAs, LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 24, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment or adjournments thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting.

You are cordially invited to attend the meeting. However, to ensure your representation at the meeting, the Company requests that you return your signed proxy card or vote on the internet at your earliest convenience, whether or not you plan to attend the meeting. Your proxy will be returned to you if you should be present at the meeting and should request such a return.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE ON THE INTERNET AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR MAILING PURPOSES.

By Order of the Board of Directors

/s/ Edward A. Guthrie

Edward A. Guthrie
Secretary

Date: April 7, 2006

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340
Houston, Texas 77042

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2006

The accompanying proxy is solicited by GulfMark Offshore, Inc. (the "Company") at the direction of the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 18, 2006, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournment or adjournments thereof. When proxies in the accompanying form are received and properly executed, or voted on the internet, the shares will be voted by the persons named therein, unless contrary instructions are given.

The proxy will not be used for the election as directors of all nominees if authority to do so is withheld on the proxy and will not be used for the election of any individuals whose names are written in the blank spaces on the proxy. Where no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election as directors of all nominees. Where no instruction is indicated with respect to the election of all nominees named in item (1) of the proxy, but names of one or more nominees are listed in the blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

Any stockholder of the Company has the right to revoke his or her proxy at any time prior to its use by submitting a written revocation or duly executed proxy card bearing a later date with the Secretary of the Company.

Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear all costs of soliciting proxies. Proxies will be solicited principally by mail but may also be solicited by directors, officers and regular employees of the Company, without additional compensation.

This proxy statement was first sent or given to stockholders on or about April 10, 2006.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting to be held May 18, 2006 is the close of business on March 24, 2006 (the "Record Date"). As of the Record Date there were 20,575,701 shares of the Company’s common stock (the “Common Stock”) issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting.

The following table sets forth certain information with respect to each person who on March 24, 2006, was known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock:

Name and Address of Beneficial Owner	No. Shares Beneficially Owned(1)	Percent of Class
Lehman Brothers Holdings Inc.(2) 745 Seventh Avenue New York, New York 10019	2,473,090	12.02%
Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,339,324	6.51%
Steinberg Asset Management LLC(4) 12 East 49th Street, Suite 1202 New York, New York 10017	1,222,225	5.94%
Estabrook Capital Management LLC(5) 1633 Broadway, 30th Floor New York, New York 10019	1,149,761	5.59%

(1)Unless otherwise indicated below, the persons or group listed have sole voting and investment power with respect to their shares of Common Stock.

(2)The information shown above was obtained from the Schedule 13D, dated March 15, 2006, as filed with the SEC by Lehman Brothers Holdings Inc. Lehman Brothers Holdings Inc. has sole voting power and sole investment power over the shares. See also "Security Ownership of Directors and Officers" with respect to Messrs. Butters and Millard, who are directors of the Company and Managing Directors of a subsidiary of Lehman Brothers Holdings Inc.

(3)The information shown above was obtained from the Schedule 13G, dated February 1, 2006, as filed with the SEC by Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Dimensional Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Dimensional Funds. However, all securities reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities.

(4)The information shown above was obtained from the Schedule 13G, dated February 6, 2006, as filed with the SEC by Steinberg Asset Management LLC.

(5)The information shown above was obtained from the Schedule 13G, dated January 18, 2006, as filed with the SEC by Estabrook Capital Management LLC. Estabrook Capital Management LLC acts as an investment advisor and in such capacity has sole voting power and sole investment power over the shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Lehman Brothers Inc.

        As of March 24, 2006, Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc., owned an aggregate of 2,473,090 shares of our common stock, representing approximately 12.02% of the total common stock outstanding. David J. Butters, Chairman of our Board of Directors, and Robert B. Millard, one of our Directors, are Managing Directors of Lehman Brothers Inc. Mr. Butters is also a member of the Compensation Committee. Messrs. Butters and Millard respectively own 720,212 and 743,712,shares or 3.50% and 3.61% of our common stock.

Lehman Brothers Holdings Inc (Holdings) was the managing partner of Shearson Oil Services Partners ("SOS Partners"), a general partnership formed in 1989 to hold, among other things, shares of common stock of GulfMark International, Inc., from which GulfMark Offshore was spun off in 1997. Holdings contributed 100% of the capital of SOS Partners. David J. Butters and Robert B. Millard, the other partners of SOS Partners, were each entitled to receive 5.625% of the profits of SOS Partners after Holdings had received distributions equal to its capital investment plus a return on its capital equal to its cost of funds. The Partnership was dissolved as of April 7, 2006, and its assets, consisting solely of 2,473,090 shares of GulfMark Common Stock, were distributed to its partners as follows: Lehman Brothers Holdings 2,194,866 shares, Mr. Butters 139,112 shares and Mr. Millard 139,112 shares (the distributed shares have previously been included in their beneficial ownership). Subsequent to the distribution, Holdings ownership is reduced to 10.67% of the outstanding shares as of the record date.

Lehman Brothers Inc. and certain of their affiliates from time to time during the past three years have provided certain investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary fees and commissions, and they may provide these services to us in the future, for which they expect to receive customary fees and commissions. The address of Lehman Brothers Holdings Inc. is 745 Seventh Ave, New York, New York 10019.

Purchase of Executive Officer Residence

We entered into a purchase and sale agreement with one of our officers to purchase his former residence in connection with his relocation to our corporate office in Houston, Texas. An offer to purchase the residence was made by a buyer and accepted by us and the transaction is expected to close on April 12, 2006.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 24, 2006, the number and percentage of Common Stock (split-effected) beneficially owned by each of the Company's directors, each executive officer named in the summary compensation table included under "Executive Officers and Compensation," and all directors and officers as a group:

Name	Common Stock Subject to Restricted Stock Awards(1)	Common Stock Subject to Currently Exercisable Options(2)	Other Common Stock Beneficially Owned(3)		Total Common Stock Beneficially Owned	Percent of Class(4)	Units Equivalent to Common Stock(5)	Total Interest in Common Stock and Unit Equivalent
David J. Butters	2,200	40,000	718,012	(6)(8)	760,212	3.69%	8,394	768,606
Peter I. Bijur	2,200	20,000	5,000		27,200	—	1,200	28,400
Marshall A. Crowe	2,200	30,000	29,538		61,738	—	—	61,738
Louis S. Gimbel, 3rd	2,200	40,000	360,888	(7)	403,088	1.96%	1,819	404,907
Sheldon S. Gordon	2,200	40,000	15,000		57,200	—	12,066	69,266
Robert B. Millard	2,200	40,000	741,512	(8)	783,712	3.81%	8,254	791,966
Bruce A. Streeter	75,500	386,000	152,570		614,070	2.98%	19,935	634,005
Edward A. Guthrie	40,100	72,000	107,490		219,590	1.07%	17,694	237,284
John E. (Gene) Leech	40,500	201,656	70,694		312,850	1.52%	17,745	330,595
Carla S. Mashinski	7,000	—	1,524		8,524	—	3,139	11,663
All directors and officers as a group (10 persons)	176,300	869,656	2,202,228		3,248,184	15.79%	90,246	3,338,430

(1)Includes Common Stock held for directors and executive officers pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)Includes currently exercisable stock options issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)Unless otherwise indicated below, beneficial ownership of the Common Stock reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer. Unless otherwise indicated below, the persons listed have sole voting and investment power with respect to their shares of Common Stock.

(4)Percentage based solely on Total Common Stock Beneficially Owned. Less than one percent unless otherwise indicated.

(5)Each director and officer of the Company can participate in the Executive Deferred Compensation Plan, as defined below.

(6)Includes 86,800 shares of Common Stock owned by trusts of which Mr. Butters is the co-trustee and 80,400 shares beneficially owned by Mr. Butters' wife, and with respect to which shares Mr. Butters has shared voting and dispositive power.

(7)Includes 30,420 shares of Common Stock owned by trusts of which Mr. Gimbel is the co-trustee, and with respect to which shares Mr. Gimbel has shared voting and dispositive power.

(8)Messrs. Butters and Millard are Managing Directors of Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings Inc. as referenced in Certain Relationships and Related Transactions above. Each of Messrs. Butters and Millard disclaims beneficial ownership of such shares held by Lehman Brothers Holdings Inc.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated seven directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until such director's successor is elected and qualified. Each nominee listed below is currently a director of the Company and was elected by the stockholders of the Company. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

Name of Nominees	Age	Year First Became Director
Peter I. Bijur	63	2003
David J. Butters	65	1989
Marshall A. Crowe	85	1978
Louis S. Gimbel, 3rd	77	1970
Sheldon S. Gordon	70	2001
Robert B. Millard	55	1989
Bruce A. Streeter	57	1997

Peter I. Bijur serves as a member of the Audit, Compensation and Governance & Nominating Committees. Mr. Bijur is a former Chairman of the Board and Chief Executive Officer of Texaco Inc. He currently serves on the Strategic Advisory Council for the Gas Technology Institute. Mr. Bijur formerly served as a member of the Board of Trustees of Middlebury College and Mount Sinai-New York University Health Center and on the Advisory Board of Proudfoot Consulting Company.

David J. Butters is Chairman of the Board and is a member of the Compensation Committee. He is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman Brothers Holdings Inc., which may be deemed an affiliate of the Company, where he has been employed for more than the past five years. Mr. Butters is currently a director of the Boards of Weatherford International, Inc. and Grant Prideco Inc. Mr. Butters has served as a director of the Company since its formation in 1996 and served as a director of GulfMark International, Inc., our predecessor, from 1989 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.

Marshall A. Crowe serves as a member of the Audit Committee. Since January 1978, Mr. Crowe has served as President of M. A. Crowe Consultants, Inc., providing consulting services in the energy and financial fields. For four years prior thereto, he was Chairman of the National Energy Board of Canada and was previously Chairman of the Board of Canada Development Corporation, which was engaged in the business of making equity investments in Canadian enterprises. Mr. Crowe is also of counsel at Johnston & Buchan, barristers and solicitors, Ottawa, Canada. From 1995 to 2003, and from 2005 to present, Mr. Crowe was also a member of the Governing Board of Law Society of Ontario. Mr. Crowe has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1978. Mr. Crowe is a Canadian citizen.

Louis S. Gimbel, 3rd is a member of the Governance & Nominating Committee. He is Chief Executive Officer of S. S. Steiner, Inc., Chairman of the Board of Hops Extract Corporation of American and Manager of Stadelman Fruit LLC. Mr. Gimbel is also a director of the Board of Golden Gate Hop Ranches Inc. and Simon H. Steiner, Hopfen, GbmH. He has been employed by S.S. Steiner, Inc. for more than the past five years. S. S. Steiner, Inc. is engaged in the farming, trading, processing, importing and exporting of hops and other specialty crops. Mr. Gimbel has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1970. Mr. Gimbel is also a Trustee for the Monmouth County (WJ) Conservation Foundation.

Sheldon S. Gordon is a member of the Audit, Compensation and Governance & Nominating Committees. He is Chairman of Union Bancaire Privée International Holdings, Inc. Mr. Gordon is currently a director of Ametek, Inc., Union Bancaire Privée, Holland Balanced Fund, and New York Eye & Ear Infirmary. Mr. Gordon has served as a director of the Company since February 2001.

Robert B. Millard is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman Brothers Holdings Inc., which may be deemed an affiliate of the Company, where he has been employed for more than the past five years. Mr. Millard also serves as a Director of Weatherford International, Inc. and L-3 Communications Corporation. Mr. Millard has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1989.

Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997. He was elected as director of the Company in April 1997. He served as President of our predecessor's Marine Division from November 1990. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities including General Manager Marine Division.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE COMPANY RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

Information Relating to Board of Directors and Committees Thereof

Committees and Meetings of Directors

Pursuant to the Company's By-Laws, the Board of Directors has established several committees, including an Audit Committee, a Compensation Committee and a Governance & Nominating Committee. During the year ended December 31, 2005, the Board of Directors met eight times, the Audit Committee met ten times, the Compensation Committee met two times and the Governance & Nominating Committee met two times. During 2005, each director attended at least 75% of the combined Board of Directors meetings and meetings of committees of the Board on which he served. The Board of Directors has determined that a majority of its Directors, consisting of Messrs. Bijur, Crowe, Gimbel and Gordon, are “independent” as defined in the Nasdaq National Market listing standards applicable to the Company.

Audit Committee

Messrs. Bijur, Crowe and Gordon (Chairman) are the current members of the Audit Committee. The Board of Directors has determined that all of the Audit Committee members are “independent” as defined in the Nasdaq National Market listing standards applicable to the Company. Mr. Sheldon Gordon, by virtue of his over 40 years of experience in the field of finance and his role as Chairman of Union Bancaire Privée International Holdings, Inc., has been designated as the audit committee financial expert within the meaning of Item 401(h) of Regulation S-K (19 C.F.R.¶229.401(h)). The primary function of the Audit Committee is to:

•	make recommendations to the Board concerning the selection and discharge of the Company's independent auditors,
•	review professional services performed by the auditors, including the plan and results of their audit engagement and the fees charged for audit, tax and non-audit services by the auditors, and
•	evaluate the Company’s system of internal accounting controls.

Compensation Committee

Messrs. Bijur, Butters (Chairman), and Gordon are the current members of the Compensation Committee. The functions of the Compensation Committee are to:

•	recommend to the Board of Directors the salaries to be paid to the officers of the Company, and
•	administer compensation benefit plans of the Company.

Mr. Butters by virtue of his employment with Lehman Brothers, Inc, is not considered to be an independent director but the Board of Directors, including a majority of the independent directors, has determined that his membership on the Compensation Committee is in the best interests of the Company and its stockholders based on his knowledge of and experience in compensation practices. The recommendations of the Compensation Committee are approved by the full Board of Directors, including a majority of the independent directors.

Governance & Nominating Committee

Messrs. Bijur (Chairman), Gimbel, and Gordon are the current members of the Governance & Nominating Committee. The functions of the Governance & Nominating Committee are to:

•	develop and periodically review the corporate governance principles of the Company,
•	identify new directors and annually recommend directors to the Board for election,
•	annually evaluate Board and Committee performance, and
•	review and recommend Board compensation for non-employee directors.

The Governance & Nominating Committee has not previously received any recommendations for director candidates from stockholders and it has not adopted a formal process for considering director candidates who may be recommended by stockholders. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Governance & Nominating Committee will review periodically whether a more formal policy should be adopted. The Governance & Nominating Committee will consider any candidate proposed in good faith by a stockholder. If you would like to recommend a director candidate for consideration by our Governance & Nominating Committee you may submit your recommendation to our executive offices at Governance & Nominating Committee, GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042. The submission should identify the individual, his or her educational background, work experience and previous public board service and include a statement that the person has agreed to serve if nominated and elected. Any information that would be required to be included in a proxy statement filed under then-current Securities and Exchange Commission rules should also be included.

The Board of Directors has adopted a written Governance & Nominating Committee charter which can be found of the Company’s website, www.gulfmark.com, and is available in print to any stockholder who requests a copy in writing to the Company’s Secretary.

The Board adopted a Code of Business Conduct and Ethics applicable to all Company employees as well as a Code of Ethics for the Principal Executive Officer and Senior Financial Officers which are posted on the Company’s website, www.gulfmark.com.

Director Compensation

Each non-employee director of the Company is paid $1,500 for each meeting of the Board of Directors and $1,500 for each Committee meeting of the Board of Directors he attends. The meeting retainer increased from $1,000 to $1,500 on May 19, 2005. In addition, during 2005, a quarterly retainer was paid to each non-employee director of the Company during that quarter of $6,250 for the first quarter and $7,500 thereafter. The Company also has a retainer arrangement with Mr. Butters pursuant to which he receives a retainer of $8,333 per month for serving as Chairman of the Board. The Company also has a retainer arrangement with Messrs. Gordon, Butters and Bijur pursuant to which each receives a retainer of $3,000, $1,500 and $1,500, respectively, per quarter for serving as Chairman of the Audit, Compensation and Governance & Nominating Committees, respectively.

Executive Deferred Compensation Plan

Under our executive deferred compensation plan (the “EDC Plan”) each director may elect to defer up to 100% of any fees paid by us for distribution after retirement or resignation from the Board of Directors. Under the EDC Plan, deferred compensation can be used to purchase Common Stock or may be retained by the Company and earn interest at Prime plus 2%. The first 7.5% of compensation deferred must be used to purchase Common Stock and may be matched by the Company. The matching portion vests prorata over five years based on the individual director’s years of service on the Board of Directors. We have established a “Rabbi” trust to fund the Common Stock portion of benefits under the EDC Plan. The funds provided to the trust are invested by a trustee independent of the Company in Common Stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Distributions from the EDC Plan are made according to the directors’ election in Common Stock for that portion deferred in Common Stock and in cash for that portion retained by the Company in the Prime plus 2% account. Total compensation paid in 2005 to the non-employee directors who have been nominated for election in 2006, including director fees and retainers, and matching under the EDC Plan area follows:

Name	Compensation	EDC Matching	Total
Peter I. Bijur	$59,750	$8,963	$68,713
David J. Butters	145,250	21,788	167,038
Marshall A. Crowe	50,750	—	50,750
Louis S. Gimbel, 3rd	41,250	6,188	47,438
Sheldon S. Gordon	65,500	9,825	75,325
Robert B. Millard	36,250	5,438	41,688

Under the terms of the 2005 Non-Employee Director Incentive Plan, 2,200 restricted shares were granted to each qualified non-employee director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Company is or was an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under applicable rules, except that Mr. Butters has a retainer arrangement with the Company described above pursuant to which Mr. Butters receives $8,333 per month for serving as Chairman of the Board of the Company. In 2005, Mr. Butters received $145,250 in director fees and retainers. During the 2005 fiscal year, no executive officer of the Company served as (a) a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (b) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (c) a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE OFFICERS AND COMPENSATION

The following are executive officers and key employees of the Company, who serve at the discretion of the Board of Directors.

Name	Position	Age
Bruce A. Streeter	President and Chief Operating Officer	57
Edward A. Guthrie	Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer	61
John E. (Gene) Leech	Executive Vice President - Operations	53
Carla S. Mashinski	Controller and Assistant Secretary	43

Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997. He was elected as director of the Company in April 1997. He served as President of our predecessor's Marine Division from November 1990. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities including General Manager Marine Division.

Edward A. Guthrie was elected Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer of the Company in July 1999. Prior to that date, Mr. Guthrie served in a number of capacities with Cliffs Drilling Company ("Cliffs") and its former parent company for a period of 25 years, most recently serving as Vice President-Finance and Chief Financial Officer prior to Cliffs' merger with R&B Falcon Corporation.

John E. (Gene) Leech was named Executive Vice President - Operations of the Company in February 2001 after having served as Vice President - Operations from January 1997. He served as Vice President of our predecessor's Marine Division from its formation in November 1990. Prior to November 1990, Mr. Leech was with Offshore Logistics, Inc. for a period of fifteen years serving in a number of capacities, including Manager Domestic Operations and International Operations Manager.

Carla S. Mashinski was elected Controller and Assistant Secretary in May 2004. Previously, Ms. Mashinski served in various capacities during her five years with Duke Energy including Vice President and Controller of Duke Energy North America and Controller of Duke Energy International. Prior to 1999, her background also includes 14 years with Shell Oil Company.

The aggregate compensation paid by the Company for services rendered during the last three years in all capacities to the highest paid executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2005 was as follows:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards(3)		Securities Underlying Options	All Other Compensation(4)
Bruce A. Streeter	2005	$325,000	$438,750	$81,254	$681,260	(3)	—	$8,118
President and Chief	2004	270,672	193,000	65,873	445,400	(3)	—	5,814
Operating Officer	2003	250,000	160,000	38,537	140,000		—	4,273

Edward A. Guthrie	2005	$240,000	$324,000	$53,400	$296,200	(3)	—	$6,632
Executive Vice President -	2004	215,000	116,000	45,750	222,700	(3)	—	4,427
Finance, Chief Financial Officer, Secretary, and Treasurer	2003	200,000	105,000	43,500	70,000		—	3,583

John E. (Gene) Leech	2005	$235,000	$317,250	$56,454	$296,200	(3)	—	$7,956
Executive Vice President -	2004	207,500	113,000	48,729	222,700	(3)	—	5,627
Operations	2003	185,000	105,000	44,986	70,000		—	4,475

Carla S. Mashinski	2005	$155,750	$—	$31,613	$118,480	(3)	—	$3,249
Controller and Assistant Secretary	2004	103,923	55,000	15,588	$66,810	(3)	—	514

(1) Bonus amounts for 2005 are paid in 2006. Ms. Mashinski’s award for 2005 has not yet been determined.

(2)Other Annual Compensation includes personal use of Company vehicles and the matching of amounts by the Company under the EDC Plan. Under the EDC Plan, each officer may elect to defer up to 50% of salary and a minimum of 10% of bonus paid by the Company for distribution after retirement, resignation from the Company, or death. As of December 31, 2005, Messrs. Streeter, Guthrie, Leech, and Ms. Mashinski had 19,935, 17,694, 17,745, and 3,139 shares of Common Stock allocated to their respective accounts.

(3)Dividends will be paid on restricted stock awards prior to vesting, if declared. The aggregate number and value of restricted stock awards outstanding as of December 31, 2005 are set forth in the “Restricted Stock Awards” table on page 12. All restricted stock awards listed herein vest on May 30, 2008 for 2005 awards for Messrs. Streeter, Guthrie, Leech and Ms. Mashinski. On March 16, 2006, restricted stock was awarded to Messrs. Streeter, Guthrie and Leech in the amounts of 22,500, 15,500 and 15,100, respectively, which vest prorata over three years.

(4)All other 2005 compensation includes the following:

Name	Retirement Contributions	Life Insurance Policy Premiums	Other Insurance Premiums	Total
Bruce A. Streeter	$4,800	$2,341	$977	$8,118
Edward A. Guthrie	4,800	855	977	6,632
John E. (Gene) Leech	4,800	2,335	821	7,956
Carla S. Mashinski	2,529	—	720	3,249

EMPLOYMENT AGREEMENTS

A subsidiary of the Company has entered into employment agreements with Messrs. Streeter and Guthrie. Effective as of July 1, 2003, Mr. Streeter is entitled to be employed as President of the Company and certain of its subsidiaries and to receive an annual salary of not less than $250,000 for each year during the three year term of his agreement. Effective July 6, 2003, Mr. Guthrie is entitled to be employed as a Executive Vice President and Chief Financial Officer of the Company and certain of its subsidiaries and to receive an annual salary of not less than $200,000 for each year during the two year term of his agreement. In addition to annual salary, Messrs. Streeter and Guthrie may receive a discretionary bonus. Prior to a change of control of the Company or after twelve months after a change of control of the Company, any termination of Messrs. Streeter's or Guthrie's employment without cause, or their respective resignations in certain circumstances, would entitle the terminated or resigning officer to the payment of his annual salary for the time remaining under the term of his employment agreement and the proportionate share of his annualized bonus for the previous fiscal year for the time remaining under the term of his employment agreement, together with certain other benefits and any unpaid salary, bonus amount, deferred compensation and vacation pay accrued to the date of termination. Within twelve months after a change of control of the Company, any termination of Messrs. Streeter's or Guthrie's employment without cause, or their respective resignation in certain circumstances, would entitle the terminated or resigning officer to the payment of two times his annual salary and two times his annualized bonus for the previous fiscal year, together with certain other benefits and any unpaid salary, bonus amount, deferred compensation and vacation pay accrued to the date of termination, less any amount paid under the agreement upon the change of control. Upon a change of control of the Company, Mr. Streeter would be entitled to the payment of two times his annual salary and two times his annualized bonus for the previous fiscal year. Pursuant to the agreements, the Company is responsible for the payment and performance of the subsidiary's obligations under the agreements. These agreements were extended until a review of the terms and conditions is completed by the Compensation Committee in the first half of 2006.

RESTRICTED STOCK AWARDS DURING 2005

	Individual Awards
Name	Number of Shares Awarded(1)	Market Value at December 31, 2005
Bruce A. Streeter	23,000	$681,260
Edward A. Guthrie	10,000	296,200
John E. (Gene) Leech	10,000	296,200
Carla S. Mashinski	4,000	118,480

(1)Restrictions lapse on May 31, 2008 for Messrs. Streeter, Guthrie and Leech and Ms. Mashinski.

The following table represents the total number of options to purchase Common Stock held by the named executive officers of the Company on December 31, 2005. No options or SAR grants were made by the Company to the named executive officers during 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

Name	Shares Acquired on Exercise(1)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year End Exercisable/ Unexercisable(1)
Bruce A. Streeter	—	—	464,620 / —	$8,936,565 / —
Edward A. Guthrie	70,000	$1,474,199	152,000 / —	$2,670,866 / —
John E. (Gene) Leech	—	—	221,312 / —	$4,185,811 / —
Carla S. Mashinski	—	—	— / —	— / —

(1)Value based on the difference between the market value of the Common Stock on December 31, 2005 ($29.62) and the exercise price. The actual value, if any, of the unexercised option will be dependent upon the market price of Common Stock at the time of exercise.

Non-employee directors of the Company also own outstanding options to purchase shares of Common Stock, as further described under the caption "Election of Directors-Director Compensation."

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of December 31, 2005:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	1,083,470	$11.98	634,350
Equity compensation plans not approved by security holders(2)	—	—	—
Total	1,083,470	$11.98	634,350

(1)Related to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan.

(2)The Company does not have any equity compensation plans not approved by its stockholders.

DEFERRED COMPENSATION

Under our EDC Plan each officer may elect to defer up to 100% of any salary paid by us for distribution after retirement or resignation from the Company. Under the EDC Plan, deferred compensation can be used to purchase Common Stock or may be retained by the Company and earn interest at Prime plus 2%. The first 7.5% of compensation deferred must be used to purchase Common Stock and may be matched by the Company. The matching portion vests prorata over five years based on the individual officer’s years of service with the Company. We have established a “Rabbi” trust to fund the Common Stock portion of benefits under the EDC Plan. The funds provided to the trust are invested by a trustee independent of the Company in Common Stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Distributions from the EDC Plan are made according to the officers’ election in Common Stock for that portion deferred in Common Stock and in cash for that portion retained by the Company in the Prime plus 2% account. Total compensation in 2005 which has been deferred by the officers, including any matching under the EDC Plan, follows:

Name	Compensation	EDC Matching	Total
Bruce A. Streeter	$43,675	$77,700	$121,375
Edward A. Guthrie	77,000	53,400	130,400
John E. Leech	28,925	52,200	81,125
Carla S. Mashinski	21,075	31,613	52,688

At December 31, 2005, the Company had a total deferred compensation liability of $1,934,877 to the above named officers under the EDC Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report.

On May 23, 2005, the Company notified Ernst & Young LLP (“Ernst & Young”) that the Company had dismissed E&Y as its independent registered public accounting firm. The decision to dismiss Ernst &Young as the Company’s independent registered public accounting firm was approved by us on May 23, 2005. On May 24, 2005, we appointed UHY Mann Frankfort Stein & Lipp CPAs, LLP (“UHY MFSL”) as our independent registered public accounting firm for the year ending December 31, 2005.

During the years ended December 31, 2004 and 2003 and through May 23, 2005, there were no disagreements with Ernst &Young on any accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst &Young, would have caused it to make reference thereto in connection with its reports on the Company's financial statements for such years.

No reportable event as described in paragraph (a)(1)(v) of item 304 of Regulation S-K has occurred during the years ended December 31, 2004 and 2003 and through May 23, 2005 other than Ernst &Young reported to the Audit Committee of the Company the existence of certain weaknesses in the Company's internal controls over financial reporting, which we believe are "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K. Those weaknesses, after discussion with the Company's Audit Committee, were subsequently disclosed in the Company's Form 10-Q filed on November 9, 2004, in its Form 10-Q/A filed on March 31, 2005, in its Form 10-K, Item 9A, filed on March 31, 2005, its Form 10-K/A, Item 9A filed on April 26, 2005 and its Form 10-K, Item 9A filed on March 10, 2006. The Company has authorized Ernst &Young to fully respond to any inquiries of its successor independent auditor regarding those weaknesses.

We have reviewed and discussed the Company's audited financial statements for the year ended December 31, 2005 with management and have discussed with UHY MFSL, independent public accountants, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended or supplemented with respect to those statements.

We have received the written disclosures and the letter from UHY MFSL required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and have discussed with UHY MFSL its independence in connection with its audit of our most recent financial statements.

Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

We also reviewed with UHY MFSL and our management the various fees that we have paid to UHY MFSL during 2005 and to Ernst & Young during 2003 and 2004 for services they rendered in connection with our annual audits, audit related fees, tax fees and other fees. Audit fees decreased substantially during 2005 as a direct result of a reduction in services required due to the second year of compliances related to Sarbanes Oxley.

Sarbanes-Oxley related fees are a direct result of the implementation of the Company’s documentation and testing of internal controls required under the Act and the related attestation opinion of the auditors.

Fees paid to Ernst & Young during 2004 for tax services were due to an increase in services provided relating to various international tax issues including U.K. Inland Revenue tax return audits for the years 2001-2003 and expansion into new tax jurisdictions.

Other fees to Ernst & Young during 2004 are related to the review of Offering Memorandum and subsequent Form S-4 filed in conjunction with the $160 million Senior Notes offering.

The following is a summary of the fees paid to UHY MFSL and Ernst & Young for year-end audit work and other services performed during 2005 and 2004:

	Fiscal Year Ended December 31,
	UHY MFSL 2005(1)	Ernst & Young 2004
Audit Fees	$490,140	$742,000
Sarbanes-Oxley Related Fees	317,332	324,341
Tax Fees	12,242	249,616
Other Fees	-	119,669
Total	$819,714	$1,435,626

(1)UHY MFSL fees include fees paid to international affiliate firms.

The Audit Committee approves all audit and tax services provided by the Company's independent auditor prior to the engagement of the independent auditor with respect to such services. The Audit Committee's pre-approval policy provides for pre-approval of specifically described audit related and other services by the Chairman of the Audit Committee with respect to the permitted services. None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X. The Audit Committee concluded that the provision of non-audit services by Ernst & Young was compatible with maintaining auditor independence.

The Board of Directors has adopted a written charter for the Audit Committee which was updated during March, 2005 and included as an exhibit to our Proxy Statement on Schedule 14A filed on April 21, 2005.

Sheldon S. Gordon, Chairman of Audit Committee
Peter I. Bijur, Audit Committee Member
Marshall Crowe, Audit Committee Member

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of GulfMark Offshore, Inc. (the "Compensation Committee") is pleased to present this report on the compensation policies of the Company for its executive officers. This report sets forth the major components of executive compensation and the basis by which 2005 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the executive officers who are named in the compensation tables shown above. The Compensation Committee is comprised of three directors who are not employees of the Company.

Compensation Philosophy

The executive compensation program of the Company has been designed to motivate, reward, attract and retain the management deemed essential to ensure the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, the Compensation Committee seeks to:

➢	Reward executives for long-term strategic management and the enhancement of stockholder value;
➢	Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;
➢	Integrate compensation programs with the short and long-term strategic plans of the Company;
➢	Attract and retain key executives critical to the long-term success of the Company; and
➢	Align the interests of executives with the long-term interests of stockholders through equity awards.

Compensation Program Components

The compensation programs of the Company for its executive officers and key employees are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The Compensation Committee reviews and recommends the specific base salary and bonus compensation of the Company's top three executive officers. The particular elements of the compensation programs for such persons are set forth in more detail below.

Employment Agreements - A subsidiary of the Company has entered into Employment Agreements with the Company’s President and Executive Vice President - Finance. The purpose of the Employment Agreements is: (i) to ensure that the Company will have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control; (ii) to diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control; and (iii) to provide the executive with compensation and benefits arrangements upon a change of control that are competitive with those of other corporations. These agreements were extended until such time as the Compensation Committee completes a review of the terms and conditions of the agreements in the first half of 2006.

Base Salary - Base salary levels are primarily determined by the Compensation Committee at levels the Compensation Committee deems necessary or appropriate to attract the level of competence needed for the position. Base salary levels are reviewed annually based on individual performance, industry conditions and market considerations. The Compensation Committee believes that base salary levels for the Company's executive officers are competitive within a range that is considered to be reasonable and necessary.

Performance Bonus - The Company provides incentive compensation to its executive officers and key employees in the form of annual cash bonuses relating to financial and operational achievements during the prior year. In the past, the amount and form of such bonuses were determined by the Compensation Committee based primarily upon an analysis of the officer's job performance and the specific accomplishments of the officer during the preceding calendar year. In the case of corporate financial officers, incentive compensation decisions were made primarily on the basis of the assistance and performance of the officer in implementing corporate objectives within the scope of his or her responsibilities. In the case of operational officers, incentive compensation decisions were made primarily on the basis of the operational results of the business operations for which the officers were responsible. Although the achievement of certain financial objectives as measured by a business segment's earnings are considered in determining incentive compensation, other subjective and less quantifiable criteria were also considered. In this regard, the Compensation Committee took into account specific operational achievements that were expected to affect future earnings and results or that had an identifiable impact on the prior year's results.

For 2006, the Compensation Committee continues to use an annual incentive plan wherein annual bonus awards are linked to the achievement of Company-wide and regional performance goals and are designed to put a significant portion of total compensation at risk. Under the bonus plan, a bonus target is established for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact the Company's success. Individual executive officer bonus targets range from 50% to 100% of base salary. The actual amount of the bonus award can range from 0% to 150% of the targeted bonus and is based exclusively on the Company's and/or regional achievement of these performance goals. For 2006, bonus targets for executive officers are based upon objectives set at the beginning of 2006 for operating income, return on investment and earnings before interest, taxes, and depreciation (EBITDA) for the Company compared to its peer group. In addition, a portion of the bonus potential is based on other strategic goals and objectives outlined at the beginning of 2006. The other strategic goals and objectives include measures for safety performance, certain administrative objectives, growth through acquisitions, expansionary efforts and other goals that were determined to enhance stockholder value.

Incentive Equity Plan - The Company also provides long-term incentive compensation to its executive officers and key employees through equity awards pursuant to the Amended 1997 Incentive Equity Plan. The use of equity awards is intended to provide incentives to the Company's executive officers and key employees to work toward the long-term growth of the Company. Equity awards are not granted by the Compensation Committee as a matter of course as part of the regular compensation of any executive or key employee. The decision to grant an equity award is based on the perceived incentive that any such grant will provide and the benefits that the grant may have on long-term stockholder value. The determination of the number of shares granted is based on the level and contribution of the employee. Consideration is also given to the anticipated contribution of the business operations for which the grantee has responsibility to overall stockholder value.

In the period 2004-2006, the committee has not awarded any options but has instead awarded restricted shares as reflected in the table below. The restrictions on the shares awarded lapse three years from the date of grant except as indicated below. A total of 143,100 restricted shares have been awarded to officers in the last three years as detailed below:

	2006(1)		2005(2)	2004(3)	Total
Bruce A. Streeter	22,500		23,000	20,000	65,500
Edward A. Guthrie	15,500		10,000	10,000	35,500
John E. (Gene) Leech	15,100		10,000	10,000	35,100
Carla S. Mashinski	-	(4)	4,000	3,000	7,000
	53,100		47,000	43,000	143,100

(1)Restrictions lapse in accordance with the following vesting schedule:
1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.

(2)Restrictions lapse in 2008.

(3)Restrictions lapse in 2007.

(4)Award for 2006 not yet determined.

The stock options which have previously been granted and are currently outstanding are subject to vesting over a number of years and have exercise prices based on the market price of the Common Stock at the date of grant. Stock options were granted in 1990 after the acquisition of the offshore marine services segment, on two occasions in 1996, after the successful completion of the spin-off in 1997, and again in the years 1998-2002.

Discussion of 2005 Compensation for the Executive Officers

Base salaries for the three top officers, President and Executive Vice Presidents, were reviewed in 2005 and again in March of 2006. Consideration was made of the comparable base salary levels for each position in the peer group of companies in the transportation and oilfield services industries to determine the appropriate range of salaries for these executive positions. After consideration of the experience and responsibilities of the Company executives, salary levels were established based on a goal of attaining the median of the peer group over a three year period. The salary levels approved for 2005 were $325,000 for the President and $240,000 for the Executive Vice President-Finance and $235,000 for the Executive Vice President - Operations. In March 2006, the salary levels established for 2006 were $400,000 for the President and $275,000 for each of the Executive Vice Presidents. It is the intent of the Compensation Committee to continue to review and assess base salary levels in order to maintain a competitive structure for the Company when compared to the industry peer group.

In March 2006, the Compensation Committee reviewed the above executive’s performance related to the goals and objectives that had been established as the performance criteria at the beginning of 2005. Due to the outstanding performance of the Company and the significant accomplishments of management over the past year, the Compensation Committee determined that a payout factor of 150% of 90% of 2005 base salary was appropriate as a 2005 performance bonus for the President and Executive Vice President’s which is to be paid in 2006.

Tax Considerations

During 1993, Congress enacted legislation that could have the effect of limiting the deductibility of executive compensation paid to each of the five highest paid executive officers. This legislation provides that compensation paid to any one executive in excess of $1,000,000 will not be deductible unless it is performance-based and paid under a plan that has been approved by stockholders. The Compensation Committee considers the application of this legislation when reviewing executive compensation; however, the limitation on deductibility of executive compensation has not had any impact on the Company to date.

Summary

After review of the Company's existing programs, the Compensation Committee believes that the Company's executive compensation program is reasonable and provides a mechanism by which compensation is appropriately related to corporate and individual performance so as to align the interest of the Company's executive officers with the interest of stockholders on both a long and short-term basis.

Compensation Committee of the Board of Directors:

Peter I. Bijur - Member
David J. Butters - Chairman
Sheldon S. Gordon - Member

PERFORMANCE GRAPH

The following performance graph and table compare the cumulative return on the Company's Common Stock to the Dow Jones Total Market Index and the Dow Jones Oilfield Equipment and Services Index (which consists of Schlumberger Ltd., Halliburton Co., Transocean Inc., Baker Hughes Inc., Nabors Industries Ltd., BJ Services Co., Weatherford International Ltd., National Oilwell Varco Inc., Noble Corp., GlobalSantaFe Corp., Smith International Inc., ENSCO International Inc., Patterson-UTI Energy Inc., Cooper Cameron Corp., Rowan Cos. Inc., Diamond Offshore Drilling Inc., Grant Prideco Inc., Pride International Inc., FMC Technologies Inc., Tidewater Inc., Helmerich & Payne Inc., Cal Dive International Inc., Unit Corp., McDermott International Inc., Maverick Tube Corp., Superior Energy Services Inc., Lone Star Technologies Inc., SEACOR Holding Inc., Grey Wolf Inc., Oceaneering International Inc., Veritas DGC Inc., Atwood Oceanics Inc., Global Industries Ltd., Hanover Compressor Co., Bristow Group, Inc. (formerly Offshore Logistics Inc.), Core Laboratories N.V., Newpark Resources Inc., Parker Drilling Co., TODCO, Hydril and Input/Output Inc.) for the periods indicated. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment of the Company's Common Stock and each index to have been $100 at December 31, 2000.

Comparison of Cumulative Total Return

250
200
150
100
50
0
Index
2000
2001
2002
2003
2004
2005
Year Ended December 31,
GulfMark Offshore, Inc.
Dow Jones Total Market Index
Dow Jones Oilfield Equipment and Services Index

	2000	2001	2002	2003	2004	2005
GulfMark Offshore, Inc.	100	100	104	99	157	209
Dow Jones Total Market Index	100	88	69	90	100	107
Dow Jones Oilfield Equipment and Services Index	100	69	63	73	98	149

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten percent stockholders are required by the regulation to furnish the Company with copies of all Section 16 (a) forms they file.

Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements applicable to its officers and directors and greater-than ten percent beneficial owners during the 2005 fiscal year were complied.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has recommended the reappointment of UHY MFSL to examine the financial statements of the Company for fiscal year 2006. UHY has served as the Company’s auditors since the year ended December 31, 2005, after replacing Ernst & Young.

UHY MFSL’s reports on the Company’s financial statements for the year ended December 31, 2005, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2005, there were no disagreements with UHY MFSL on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of UHY MFSL, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

UHY MFSL did not provide any non-audit services to the Company in 2005.

We are asking our stockholders to ratify the selection of UHY MFSL as our independent auditor. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

UHY MFSL will have representatives present at the Annual Meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

AUDIT FEES

Audit fees billed for the last two fiscal years for professional services rendered by UHY MFSL during 2005, the Company’s principal accountant, and Ernst & Young during 2004, the Company’s predecessor principal accountant, are set forth on the table on page 13 included in the Audit Committee Report herein.

THE COMPANY RECOMMENDS A VOTE "FOR" RATIFICATION OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSALS BY STOCKHOLDERS AND STOCKHOLDER COMMUNICATIONS

The Company currently anticipates that its 2007 Annual Meeting will be held May 17, 2007. Any stockholder wishing to present a proposal for consideration at the meeting must submit it in sufficient time so that it will be received by the Company no later than December 11, 2006. Such proposal must comply with the proxy rules promulgated by the SEC in order to be included in the Company's proxy statement and form of proxy related to the meeting and should be sent to the Company's principal executive offices at the address set forth on the cover of this Proxy Statement. If notice of any stockholder proposal not eligible for inclusion in the Company's proxy statement and form of proxy is given to the Company after February 24, 2007, then proxy holders will be allowed to use their discretionary voting authority on such stockholder proposal when the matter is raised at such meeting.

The Board of Directors does not have a formal process for stockholders to send communications (including director nominations) to the Board of Directors. Due to the infrequency of stockholder communications to the Board of Directors, the Board of Directors does not believe that a formal process is necessary. The Board of Directors will review periodically whether a more formal policy should be adopted. Written communications to the Board of Directors may be sent to our executive offices at GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, and we will promptly circulate such communications to all members of the Board of Directors (or to those particular directors to whom such communication is specifically addressed). Such communications will be screened to the extent necessary in order to ascertain the intended recipients or appropriate recipients among the members of the Board of Directors.

OTHER BUSINESS

The Board of Directors for the Company knows of no other business that will be brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as in their discretion they may deem advisable.

By order of the Board of Directors

/s/ Edward A. Guthrie
Edward A. Guthrie
Secretary
Houston, Texas
Date: April 7, 2006